Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated March 1, 2011, relating to the consolidated financial statements of Prosperity Bancshares, Inc. and subsidiaries, and the effectiveness of Prosperity Bancshares, Inc.’s internal control over financial reporting, incorporated by reference in the Annual Report on Form 10-K of Prosperity Bancshares, Inc. for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche, LLP

Houston, Texas

February 2, 2012